UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
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BOARD OF DIRECTORS OF MILLER ENERGY RESOURCES, INC. ISSUES STATEMENT REGARDING DISSIDENT SHAREHOLDER LETTER

KNOXVILLE, TN - (December 19, 2013) Miller Energy Resources, Inc. (the “Company”) (NYSE: MILL) released the following statement in response to the public statements of a group of dissident shareholders:
“Our board of directors takes our shareholders’ views very seriously and met yesterday to review the letter sent to the Company’s shareholders by the group of dissident shareholders referring to themselves as “Concerned Miller Shareholders” as well as the notice of their intent to nominate candidates for election to the board at the Company’s upcoming Annual Meeting.
We have a very strong record of creating shareholder value over the last several years, with the price per share of our common stock having increased more than 120% YTD prior to the effect of the dissidents’ letter, while the increase for the S&P Oil & Gas E&P Select Industry Index was less than 19% over the same period. We certainly agree that the Company has valuable assets and a great opportunity to continue to create significant value for our shareholders.
The board values the opinions of all of our shareholders, and is always open to constructive engagement with them. Therefore, despite the fact that the dissidents appear to be led by a former consultant whose contract was not renewed by the Company, we are carefully evaluating the concerns raised in their letter. The board will be in communication with shareholders in the coming weeks in connection with our proxy statement and the annual meeting and will make further recommendations regarding the election of directors for their consideration.”
About Miller Energy Resources
Miller Energy Resources, Inc. (the “Company”) is an oil and natural gas exploration, production and drilling company operating in multiple exploration and production basins in North America. The Company’s focus is in Cook Inlet, Alaska and in Tennessee’s Appalachian Basin, including the Mississippian Lime and Chattanooga Shale. The Company is headquartered in Knoxville, Tennessee with offices in Anchorage, Alaska and Huntsville, Tennessee. The Company’s common stock is listed on the NYSE under the symbol MILL.
Cautionary Statements
This news release may be deemed to contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain risk factors. A discussion of these risk factors is included in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission (the “SEC”).
Important Additional Information
The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s upcoming Annual Meeting. The Company intends to file a proxy statement and proxy card with the SEC in connection with any such solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of the Company’s directors and executive officers in the Company’s securities is included in their SEC filings on Forms 3, 4, and 5, which can be found through the Company’s website at www.millerenergyresources.com in the section “Investors” or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including the Company’s definitive proxy statement for its last Annual Meeting and its Annual Report on Form 10-K for the fiscal year ended April 30, 2013. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the Company’s upcoming Annual Meeting. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at Company’s website at www.millerenergyresources.com in the section “Investors” or by writing to the Company at Miller Energy Resources, Inc., Attention: Corporate Secretary, 9721 Cogdill Road, Suite 302, Knoxville, TN 37932.
SOURCE: Miller Energy Resources, Inc.

Investor/Media Contact:

Derek Gradwell
MZ Group
SVP Natural Resources
Phone: 512-270-6990
Email: dgradwell@mzgroup.us
Web: www.mzgroup.com

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